SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Changing SAIC’s Stock Structure

As you know, earlier this month, Ken Dahlberg announced a proposal to simplify SAIC’s stock structure. The proposal eliminates the current system of common and preferred stock classes by converting all class A preferred stock with 10 votes per share to common stock with one vote per share.

This month, SAIC is working to inform stockholders about the company’s proposal. In early May, a proxy statement will be filed, and voting by stockholders begins. The proposal will be presented to stockholders for a vote at the June 19 annual stockholders meeting.

The proposal was one of the topics discussed in the Group President’s Open Forum, hosted by Joe Craver, president of SAIC’s Infrastructure, Logistics and Product Solutions Group, on Tuesday. I invite you to watch the archived multicast on ISSAIC to hear the dialogue, to read Ken’s message, and to learn as much as possible about the proposed stock reclassification.

Comprehensive information, including answers to frequently asked questions, is posted on the Investor Relations site on SAIC.com. If you have a question about the proposed stock reclassification, please contact the Information Center from 8 a.m. - 8 p.m., Monday through Saturday, at 1-888-767-7272 (SAIC), or send in your question or comments through the online contact form.

If you are a fellow stockholder, I urge you to vote your conscience. The bottom line for all of us who are shareholders is this: Your vote counts.